SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                           GLENAYRE TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[LOGO]GLENAYRE(TM)


                          GLENAYRE TECHNOLOGIES, INC.
                      5935 Carnegie Boulevard, Suite 300
                        Charlotte, North Carolina 28209



                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000
                   ----------------------------------------

     The 2000 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the "Company"), will be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211, on May 11, 2000 at 11:00 a.m., local time, for the following purposes:

    1. To elect four Class I Directors.

    2. To consider and vote upon a proposal to approve an amendment to the Company's 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 5,150,000 to 7,650,000.

    3. To ratify the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company.

    4. To transact any other business that may properly come before the 2000 Annual Meeting and any adjournment(s) thereof.

     The close of business on March 31, 2000 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2000 Annual Meeting and any adjournment(s) thereof.

     A Proxy Statement, a form of proxy, a summary Annual Report to the stockholders of the Company, and a Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1999 are enclosed with this Notice.

     A list of stockholders entitled to vote at the 2000 Annual Meeting will be open to the examination of any stockholder for any purpose germane to the 2000 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2000 Annual Meeting at the office of the Company at 5935 Carnegie Boulevard, Suite 300, Charlotte, North Carolina 28209.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2000 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

     A stockholder may revoke his or her proxy at any time prior to voting.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ Eric L. Doggett
                                      -------------------------------------
                                      Eric L. Doggett
                                      President and Chief Executive Officer

April 7, 2000

                          GLENAYRE TECHNOLOGIES, INC.


                                PROXY STATEMENT


                            THE 2000 ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2000 Annual Meeting of Stockholders of Glenayre Technologies, Inc. (the "Company" or "Glenayre") to be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211, on May 11, 2000 at 11:00 a.m., local time, and at any adjournment(s) thereof.


Voting and Record Date

     As of March 31, 2000, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2000 Annual Meeting, the Company had 64,207,944 shares of common stock, $.02 par value ("Common Stock"), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 31, 2000 will be entitled to one vote for each share so held of record. All votes at the 2000 Annual Meeting specified in this Proxy Statement will be by written ballot.

     Under rules followed by the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to stockholders, no broker may vote shares held for customers without specific instruction from such customers. One-third of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


Solicitation of Proxies

     Any stockholder giving a proxy for the 2000 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2000 Annual Meeting or by voting in person at the 2000 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 2000 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2000 Annual Meeting.

     All shares of Common Stock represented by proxies will be voted at the 2000 Annual Meeting, and at any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted to elect the nominees listed under "ELECTION OF DIRECTORS," to approve an amendment to the Company's 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 5,150,000 to 7,650,000, to ratify the selection of Ernst & Young LLP as independent auditors and in the discretion of the holders of the proxies, vote on all other matters properly brought before the 2000 Annual Meeting and any adjournment(s) thereof.

     This Proxy Statement, the Notice of the 2000 Annual Meeting (the "Notice") and the form of proxy were first mailed to stockholders on or about April 7, 2000. The Company's principal executive offices are located at 5935 Carnegie Boulevard, Suite 300, Charlotte, North Carolina 28209, telephone number (704) 553-0038.

     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed in the following table are the beneficial owners known to the Company as of March 6, 2000, of more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 6, 2000.



                                                                                   Amount and Nature of
                                                                                   Beneficial Ownership
                                                                     ------------------------------------------------
                                                                          Currently        Acquirable       Percent
Name of Beneficial Owner                                                  Owned(1)       Within 60 days   Outstanding
-------------------------------------------------------------------- ------------------ ---------------- ------------
      Clarke H. Bailey                                                       62,100           988,542         1.6%
      Eric L. Doggett                                                         6,858               -0-           *
      Stanley Ciepcielinski                                                     158            57,793           *
      Ramon D. Ardizzone                                                        773            16,667           *
      Donald S. Bates                                                         1,096(2)         30,000           *
      Peter W. Gilson                                                           -0-            30,000           *
      John J. Hurley                                                        163,098            37,500           *
      Thomas C. Israel                                                    1,109,912(3)        148,875         2.0%
      Stephen P. Kelbley                                                        300(4)         30,000           *
      Anthony N. Pritzker                                                    59,500            10,000           *
      Horace H. Sibley                                                        5,000            30,000           *
      William W. Edwards                                                        -0-            31,001           *
      Lee M. Ellison                                                            -0-            73,667           *
      Warren P. Neuburger                                                       -0-            18,334           *
      Amir Zoufonoun(5)                                                      22,023            64,000           *
      All directors and executive officers as a group (19 Persons)        1,471,891         1,716,742         4.9%
      State of Wisconsin Investment Board(6)                              9,650,000                          15.2%
      Dimensional Fund Advisors, Inc.(7)                                  3,206,500                           5.0%

---------
     * Does not exceed 1%.

(1) In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2) Includes 539 shares held by Mr. Bates' spouse.

(3) Includes 1,073,875 shares owned by A.C. Israel Enterprises, Inc., a holding company specializing in private investments ("A.C. Israel"). Mr. Israel is Chairman and Chief Executive Officer of A.C. Israel. Mr. Israel has shared voting power with respect to the shares owned by A.C. Israel and may be deemed to have beneficial ownership of such shares.

(4) Owned by Mr. Kelbley's spouse.

(5) Mr. Zoufonoun resigned effective with the sale of Western Multiplex Corporation on November 1, 1999.

(6) The address of State of Wisconsin Investment Board ("Wisconsin Investment") is P.O. Box 7842, Madison, Wisconsin 53707. This information is provided as of December 31, 1999 and is based on a Schedule 13G as filed by Wisconsin Investment.

(7) The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 3,206,500 shares of the Company's Common Stock. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities. This information is provided as of December 31, 1999 and is based on a schedule 13G as filed by Dimensional.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

     Following are the persons who were the executive officers of Glenayre as of March 31, 2000, their ages, their current titles and their positions held during the last five years:

     Clarke H. Bailey; age 45; Director of the Company since December 1990; Chairman of the Company since October 1999; Chairman of the Executive Committee from March 1994 to September 1998; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994. Chairman and Chief Executive Officer of National Fulfillment, Inc. since January 1999; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; Co-Chairman of Hudson River Capital L.L.C. since February 1995.

     Eric L. Doggett; age 40; Director, President and Chief Executive Officer of the Company since June 1999. Consultant and venture partner with Rein Capital, LLC., a management consulting company from January 1999 to June 1999; Senior Vice President, General Manager, Communications Products Group of Tandem Computers, a Compaq Company from 1996 to 1998; and various senior management positions including Vice President-Technology, Vice President-Marketing, Vice President and General Manager-International and Vice President and General Manager-DMS-10 Division with Nortel Networks' Public Carriers line of business, from 1984 to 1996.

     Stanley Ciepcielinski; age 44; Director of the Company since May 1997; Executive Vice President and Chief Financial Officer of the Company since January 1993; Treasurer of the Company since April 1993; Chief Operating Officer of the Company from October 1998 to August 1999; Executive Vice President, Finance and Administration Operations of the Company from February 1995 to June 1998; and Secretary of the Company from April 1993 to March 1997.

     Beverley W. Cox; age 42; Senior Vice President, Human Resources of the Company from November 1996 to June 1998 and since September 1999; Senior Vice President, Human Resources and Corporate Communications of the Company from June 1998 to September 1999; Vice President, Human Resources of the Company from February 1995 to November 1996; and Corporate Director-Human Resources with the Company from October 1993 to February 1995.

     Billy C. Layton; age 53; Vice President of the Company since December 1995; Controller and Chief Accounting Officer of the Company since November 1992; and Secretary of the Company since February 1999.

     Ken R. Berger; age 53; Senior Vice President, Quality of Glenayre Electronics, Inc., a wholly owned subsidiary of the Company ("GEI") since November 1999. Quality Leader and senior Director of Quality and Customer Satisfaction with Compaq Computer Corporation Telecommunications line of business and Tandem Computer Communications Product Group from January 1997 to November 1999; Regional Operations Manager for BellSouth Mobility DCS, Eastern North Carolina from June 1995 to January 1997; technical consultant with Motorola, Inc. from August 1994 to June 1995; and various senior technical management positions with Nortel Networks from 1984 to August 1994.

     William W. Edwards; age 50; Senior Vice President, Worldwide Sales of GEI since September 1999; and various sales management positions with GEI from 1995 to September 1999. Various sales management positions with Centigram Communications Corporation, most recently as Vice President of Sales-U.S., from 1988 to 1995.

     Lee M. Ellison; age 44; Senior Vice President, Business Development of GEI since September 1999; Senior Vice President and General Manager-Global Operations of the Company from May 1997 to September 1999; Senior Vice President, International Operations of GEI from November 1996 to May 1997; and various sales management positions with the Company or the GEMS Business from July 1985 to November 1996.

     Warren K. Neuburger; age 46; Executive Vice President, Products of GEI since September 1999; President and General Manager-Integrated Network Group ("ING") of GEI from December 1998 to September 1999; Vice President and General Manager of the MVP product group of ING from July 1998 to December 1998. Vice President of Technology, Operations and Development of VoiceCom Systems from March 1995 to December 1997; President of The Neuburger Group, a management consulting company, from June 1994 to March 1995 and January 1998 to June 1998; and various management positions with Digital Equipment Corporation from March 1983 through June 1994.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of 11 members. The Company's Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2000 Annual Meeting, four Class I Directors are to be elected. The Board of Directors has nominated Clarke H. Bailey, Donald S. Bates, Peter W. Gilson and Thomas C. Israel for election as directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2003, and until their respective successors shall have been elected and qualified. All nominees are currently serving as directors of the Company.

     The Board of Directors recommends a vote FOR all of the nominees. The affirmative vote of a plurality of shares voted is required for the election of the nominees by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. The shares represented by the proxies which the Board of Directors receives will be voted for the election of the four nominees in the absence of contrary instructions. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2000 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors. Mr. Israel has submitted a letter to the Board of Directors, pursuant to which he stated his willingness to stand for election as a Class I Director and, if elected, to serve the term of his position as a Class I Director; however, he further agreed that he would resign his position as a Class I Director to be effective upon notification that the Board of Directors has found a suitable successor for him.

     Biographical information follows for each person nominated and each person whose term as a director will continue after the 2000 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.


     Nominees for Election as Class I Directors at the 2000 Annual Meeting



Name                  Age            Positions with Company, Business Experience and Other Directorships
-------------------- ----- --------------------------------------------------------------------------------------
   Clarke H. Bailey   45   Director of the Company since December 1990; Chairman of the Company since
                           October 1999; Chairman of the Executive Committee from March 1994 to September
                           1998; Vice Chairman of the Company from November 1992 to June 1996; Chief
                           Executive Officer of the Company from December 1990 to March 1994; and Acting
                           Chief Executive Officer of the Company from May 1994 to December 1994.
                           Chairman and Chief Executive Officer of National Fulfillment, Inc. since January
                           1999; Chairman and Chief Executive Officer of United Acquisition Company and its
                           parent, United Gas Holding Corporation, from February 1995 to January 1998;
                           Chairman of Arcus, Inc. from July 1995 to January 1998; Co-Chairman of Hudson
                           River Capital L.L.C. since February 1995. Director of Connectivity Technologies,
                           Inc., Swiss Army Brands, Inc., SWWT, Inc. and Iron Mountain Incorporated.
   Donald S. Bates    71   Director of the Company since January 1997. Private consultant in the electronics and telecommunications industry since 1988; Employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communi-
                           cations and computing services retiring as Senior Vice President and Group
                           Executive.
   Peter W. Gilson    60   Director of the Company since March 1997. Chairman of the Board of Directors of
                           Swiss Army Brands, Inc. ("Swiss Army") since May 1998; Chairman of the
                           Executive Committee of Swiss Army from 1994 to May 1998. President, Chief
                           Executive Officer and Director of Physician Support Systems, Inc. from 1991 to
                           December 1997; and non-executive Chairman of the Board of Directors of SWWT,
                           Inc.
   Thomas C. Israel   56   Director of the Company since April 1999 and from 1986 to March 1997. Chairman and Chief Executive Officer of A.C. Israel since 1991. Director of A.C. Israel and
                           General Cigar Holdings, Inc.

Directors Continuing in Office as Class II Directors Until the 2001 Annual
                                    Meeting

Name                     Age            Positions with Company, Business Experience and Other Directorships
----------------------- ----- --------------------------------------------------------------------------------------
  Anthony N. Pritzker    39   Director of the Company since April 1999. President, Stainless Industrial Companies,
                              Inc., a group of manufacturing and distribution businesses, since October 1998;
                              Regional Vice President, Getz Bros. & Co., Inc., Asia, a distributor of chemicals and building materials, from December 1996 to October 1998; Group Executive Officer,
                              The Marmon Group, an association of autonomous manufacturing and service companies, from January 1995 to December 1996; President, Fenestra Corporation, a
                              manufacturer of doors, from January 1993 to December 1994.
  John J. Hurley         65   Director of the Company since November 1992; Private investor since June 1996;
                              Vice Chairman of the Company from December 1994 to June 1996; President of the
                              Company from November 1992 to December 1994; Chief Operating Officer of the
                              Company from November 1992 to March 1994; and Chief Executive Officer of the
                              Company from March 1994 to May 1994. Director of Preferred Networks, Inc.
  Horace H. Sibley       60   Director of the Company since August 1997. Partner with the law firm of King and
                              Spalding since 1973.

Directors Continuing in Office as Class III Directors until the 2002 Annual
                                    Meeting

Name                       Age           Positions with Company, Business Experience and Other Directorships
------------------------- ----- ------------------------------------------------------------------------------------
  Ramon D. Ardizzone       62   Chairman of the Board of Directors of the Company from June 1996 to September
                                1999; President and Chief Executive Officer of the Company from December 1998 to
                                June 1999; President of the Company from December 1994 to June 1996; Chief
                                Executive Officer of the Company from May 1995 through December 1996; Acting
                                Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from
                                June 1994 to December 1994; Acting Chief Operating Officer of the Company from
                                May 1994 to June 1994; Executive Vice President of the Company from November
                                1992 to December 1994; and Executive Vice President of the Company in charge of
                                Sales and Marketing from November 1992 to May 1994.
  Stanley Ciepcielinski    44   Director of the Company since May 1997; Executive Vice President and Chief
                                Financial Officer of the Company since January 1993; Treasurer of the Company since April 1993; Chief Operating Officer of the Company from October 1998 to
                                August 1999; Executive Vice President, Finance and Administration Operations of the
                                Company from February 1995 to June 1998; and Secretary of the Company from
                                April 1993 to March 1997.
  Eric L. Doggett          40   Director of the Company since June 1999; President and Chief Executive Officer of the Company since June 1999. Consultant and venture partner with Rein Capital,
                                LLC., a management consulting company from January 1999 to June 1999; Senior
                                Vice President, General Manager, Communications Products Group of Tandem
                                Computers, a Compaq Company from 1996 to 1998; various senior management positions including Vice President-Technology, Vice President-Marketing, Vice
                                President and General Manager-International, and Vice President and General
                                Manager-DMS-10 Division with Nortel Networks' Public Carriers line of business, from 1984 to 1996. Director of Signal Soft Corporation.
  Stephen P. Kelbley       57   Director of the Company since January 1997. Executive Vice President of Springs
                                Industries, Inc., a home furnishings company ("Springs") since 1991; President of
                                Springs' Home Furnishings Operating Group since February 1998; President of
                                Springs' Diversified Home Products Group since January 1997; President of Springs'
                                Diversified Group from May 1995 to January 1997; President of Springs' Specialty
                                Fabrics Group from March 1994 to May 1995; Chief Financial Officer of Springs
                                from 1991 to 1994. Director of Connectivity Technologies, Inc.

Committees of the Board of Directors and Meeting Attendance

     The Board of Directors met nine times during the last fiscal year. The Board of Directors has standing Executive, Audit, Compensation and Plan Administration Committees. The functions and membership of each are set forth below. The Board of Directors currently has no standing nominating committee.

     The Executive Committee currently consists of Messrs. Ardizzone, Bailey, Doggett and Gilson. The Executive Committee met two times during the last fiscal year. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

     The Audit Committee currently consists of Messrs. Kelbley, Hurley and Israel. The Audit Committee met four times during the last fiscal year. The function of the Audit Committee is to review the internal accounting control procedures of the Company, review the consolidated financial statements of the Company and review with the independent public accountants the results of their audit.

     The Compensation Committee currently consists of Messrs. Gilson, Kelbley and Pritzker. The Compensation Committee met four times during the last fiscal year. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, other than those matters which are subject to the administration of the Plan Administration Committee.

     The Plan Administration Committee currently consists of Messrs. Bates and Sibley. The Plan Administration Committee did not meet during the last fiscal year. The function of the Plan Administration Committee is to administer the 1996 Incentive Stock Plan and the Long-Term Incentive Plan.

     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during the last fiscal year.


                                 COMPENSATION

Compensation of Directors

     Mr. Bailey (i) is being paid a salary at the annual rate of $200,000 and
(ii) was granted an option dated October 1, 1999 to purchase 100,000 shares of the Company's Common Stock at an exercise price of $2.94 per share to serve as Chairman of the Board of Directors for a one-year period from October 1, 1999 through September 30, 2000. In addition to compensation paid to Mr. Bailey as Chairman of the Board and as director, during 1999 (i) for services rendered at the request of the Board of Directors, Mr. Bailey was paid $110,000 and was granted an option dated April 30, 1999 to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.32 per share and (ii) was paid a bonus of $30,000 related to the sale of Western Multiplex Corporation. Prior to October 1, 1999, Mr. Ardizzone received an annual fee of $150,000 payable quarterly in arrears for serving as Chairman of the Board. Since October 1, 1999, Mr. Ardizzone has served as Chairman of the Executive Committee. In addition to the compensation paid to Mr. Ardizzone as Chairman of the Board and as a director, during 1999 for service as President and Chief Executive Officer, Mr. Ardizzone was paid $200,000 and was granted an option dated April 30, 1999 to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.32. In addition to the normal fees paid as a non-employee director, during 1999 Mr. Bates was paid $6,000 for providing consulting services to the Company. The compensation plan for non-employee directors is: (i) an annual fee of $18,000 plus $2,000 for attendance at each Board of Directors' meeting; (ii) an annual fee of $2,000 for each committee participation; and (iii) an annual fee of $2,000 for each committee chair participation except the Executive Committee chair position which receives $10,000. Additionally, non-employee directors receive automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter. No fees are paid to employee directors in addition to their regular compensation. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors. Under the Company's By-laws, the Chairman of the Board is considered an officer of the Company.

Executive Compensation

     The following table sets forth certain information with respect to compensation paid to the named Executive Officers during 1999:


                          Summary Compensation Table

                                                                                             Long-Term
                                                    Annual Compensation                     Compensation
                                   -----------------------------------------------------   -------------
                                                                                             Number of
                                                                                             Securities
                                                                                             Underlying
                                                                          Other Annual        Options          All Other
                                               Salary        Bonus        Compensation        Granted        Compensation
   Name and Principal Position      Year        ($)           ($)            ($)(1)             (#)               ($)
--------------------------------   ------   -----------   -----------   ----------------   -------------   ----------------
Eric L. Doggett (2)                1999      $211,544      $227,700       $       --          500,000        $       --
 President and Chief Executive
 Officer of the Company
Ramon D. Ardizzone                 1999       200,000            --          122,000(3)        50,000                --
 President and Chief Executive     1998            --            --          150,000               --                --
 Officer of the Company            1997       201,191        79,568           37,500           30,000            23,398
Stanley Ciepcielinski              1999       281,171        59,046               --           35,000             6,400(4)
 Executive Vice President and      1998       241,250        50,702               --           75,000             6,400
 Chief Financial Officer of        1997       210,000       121,235               --               --             6,400
 the Company
William W. Edwards (5)             1999       344,312            --               --           55,000             6,400(4)
 Senior Vice President,
 Worldwide Sales of GEI
Lee M. Ellison                     1999       200,264        39,384               --            7,500             6,400(4)
 Senior Vice President,            1998       193,000        35,753               --           35,000             6,400
 Business Development of GEI       1997       174,424       119,522               --           10,000            41,400
Warren K. Neuburger (6)            1999       212,466       134,793               --          115,000                --
 Executive Vice President,         1998        79,904        19,434               --           40,000                --
 Products of GEI
Amir Zoufonoun (7)                 1999       145,625       137,397               --               --           574,048(8)
 President and General             1998       152,210       125,329               --           45,000             6,400
 Manager, Western Multiplex
 Group of GEI

---------
(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Mr. Doggett was first elected an executive officer in June 1999.

(3) Represents director fees of $122,000 paid to Mr. Ardizzone for his service as Chairman of the Board through September 30, 1999 and as a board member October 1, 1999 to December 31, 1999. See "COMPENSATION -- Compensation of Directors."

(4) Represents a matching contribution to a defined contribution plan.

(5) Mr. Edwards was first elected an executive officer in September 1999.

(6) Mr. Neuburger was first elected an executive officer in December 1998.

(7) Mr. Zoufonoun was first elected an executive officer is October 1998.

(8) Includes $568,650 acquisition bonus paid to Mr. Zoufonoun related to the sale of Western Multiplex Corporation ("MUX") by the Company and a $5,398 matching contribution to a defined contribution plan. Mr Zoufonoun's employment with the Company terminated effective with the sale of MUX on November 1, 1999.

     The following table sets forth information with respect to grants of stock options to the named Executive Officers during 1999:


                             Option Grants In 1999

                                                                                         Potential Realizable Value
                                                                                           at Assumed Annual Rates
                                                                                         of Stock Price Appreciation
                                                                                         for Original Option Term of
                                                                                                     Ten
                                               Individual Grants                                    Years
                          -----------------------------------------------------------   -----------------------------
                            Number of
                           Securities         % of
                           Underlying     Total Options
                             Options       Granted to      Exercise or      Original
                           Granted(1)     Employees in      Base Price     Expiration
Name                           (#)            1999          ($/Share)         Date            5%             10%
-----------------------   ------------   --------------   -------------   -----------   -------------   -------------
Eric L. Doggett              500,000           25.8%         $  3.44       06/18/09      $1,081,880      $2,741,680
Ramon D. Ardizzone            50,000            2.5%            3.32       04/30/09         104,414         264,604
Stanley Ciepcielinski         35,000            1.8%            3.54       02/26/09          77,933         197,497
William W. Edwards             5,000            0.3%            3.54       02/26/09          11,133          28,214
William W. Edwards            50,000            2.6%            3.00       09/30/09          94,350         239,100
Lee M. Ellison                 7,500            0.4%            3.54       02/26/09          16,700          42,321
Warren K. Neuburger           15,000            0.8%            3.54       02/26/09          33,400          84,641
Warren K. Neuburger          100,000            5.2%            3.00       09/30/09         188,700         478,200
Amir Zoufonoun                    --             --               --             --              --              --

---------
(1) Options granted are subject to a three-year vesting schedule with one-third vesting equally on each anniversary date of the grant. Vesting may be accelerated in certain events relating to a change in control of the Company, as defined. Additionally, vesting of options granted to Mr. Doggett may be accelerated due to the termination of his employment in certain events. (See "Employment Agreements -- Doggett Agreement.")

     The following table sets forth certain information with respect to the number and value of options held by the named Executive Officers at the end of 1999:


      Aggregated Option Exercises In 1999 And 1999 Year-End Option Values



                                                                  Number of Securities
                                                                 Underlying Unexercised         Value of Unexercised
                                                                       Options at             In-the-Money Options at
                                                                  December 31, 1999 (#)       December 31, 1999 ($)(1)
                                                              ----------------------------- ----------------------------
                         Shares Acquired
Name                     on Exercise (#)   Value Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------- ----------------- ------------------- ------------- --------------- ------------- --------------
Eric L. Doggett                      --           $--                 --        500,000        $     --     $3,936,500
Ramon D. Ardizzone                   --            --            147,500         50,000         271,778        399,650
Stanley Ciepcielinski                --            --            121,126         84,999         248,958        325,294
William W. Edwards                   --            --             29,334         71,666          82,938        523,245
Lee M. Ellison                       --            --             71,167         30,833         114,494         58,298
Warren K. Neuburger                  --            --             13,334        141,666          58,310      1,064,505
Amir Zoufonoun                       --            --            106,500             --         256,640             --

---------
(1) Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 1999 and the exercise price of the options.

Employment Agreements

     Doggett Agreement. The Company is party to an employment agreement with Mr. Doggett dated as of June 18, 1999, (the "Doggett Agreement"), which provides for his employment as President and Chief Executive Officer of the Company through June 18, 2001. Thereafter, the term of the Doggett Agreement is automatically extended for successive two-year renewal terms unless either party gives at least 180 days prior notice to the other party of a decision not to extend the term. Mr. Doggett is entitled to an annual salary ("Base Salary") of $430,000, which may be increased but not decreased based upon an annual salary review. In 2000, pursuant to the Doggett Agreement, Mr. Doggett shall participate in the Company's incentive plan ("the Incentive Plan") and, is eligible to receive an annual bonus of 18.75% to 150% of Base Salary based on the achievement of the Company's operating target earnings as established by the Board of Directors. (see "Executive Compensation -- Summary Compensation" table).

     If Mr. Doggett's employment is terminated by the Company before the completion of the term of the Doggett Agreement without "Cause" as defined, or if Mr. Doggett resigns his employment for "Good Reason" as defined, the Company is required to pay Mr. Doggett a lump sum equal to two times his annual rate of Base Salary at the time of such termination. In addition, if Mr. Doggett's employment is terminated because of his resignation for "Good Reason," by the Company without "Cause," Mr. Doggett's death or his "Total and Permanent Disability" as defined, he (or his estate) is entitled to a pro rata share of the Incentive Plan bonus for the fiscal year of the Company in which such termination occurs, calculated on the assumption that the results of operations and financial condition of the Company as of the termination date shall continue on the same basis through the end of such fiscal year. If Mr. Doggett's employment had been terminated without "Cause" or if Mr. Doggett resigned for "Good Reason," as of March 31, 2000, payments under the Doggett Agreement would have been $940,625. If Mr. Doggett's employment terminates upon expiration of the term of the Doggett Agreement, the Company must pay Mr. Doggett a lump sum equal to the annual rate of Base Salary being paid to him at the time of such termination unless he refuses to negotiate with the Company for a renewal agreement substantially similar to the Doggett Agreement.

     Mr. Doggett is entitled to terminate his employment upon a "Change in Control" of the Company as defined in the Doggett Agreement. The definition of "Change in Control" includes: (i) the acquisition by any person of 25% or more of the Company's Common Stock; (ii) the consummation of a merger or similar transaction of the Company with any other entity, as a result of which the holders of the Company's Common Stock as a group would receive less than 50% of the voting stock of the surviving entity; (iii) the consummation of an agreement providing for the transfer of substantially all the assets of the Company; or (iv) a material change in the composition or character of the Board as follows: (a) the replacement of a majority of directors by directors opposed by Mr. Doggett and a majority of the members of the Executive Committee of the Board or (b) at any meeting of the Company's stockholders, the election of a majority of directors standing for election who are opposed by Mr. Doggett and a majority of the members of the Executive Committee of the Board. The Company is required to pay Mr. Doggett a lump sum equal to two and one-half times his annual rate of Base Salary at the time of such termination in addition to a pro rata share of the Incentive Plan bonus calculated as described above which, as of March 31, 2000 would have been $1,155,625.

     If Mr. Doggett's employment is terminated for any reason other than "Cause" or his resignation without "Good Reason" as defined in the Doggett Agreement other than at the end of a term, (i) all options held by Mr. Doggett to purchase the Company's Common Stock at the termination date (the "Options") shall become fully vested and (ii) all Options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.

     Ciepcielinski Agreement. The Company is party to an agreement with Mr. Ciepcielinski, dated as of May 21, 1997, as amended August 10, 1999 (the "Ciepcielinski Agreement"), which provides for him to serve as Executive Vice President of the Company through May 21, 2001. The terms and conditions of the Ciepcielinski Agreement are substantially the same as those contained in the Doggett Agreement, except that Mr. Ciepcielinski's Base Salary is $295,000. Mr. Ciepcielinski served as Chief Operating Officer of the Company from October 1998 to August 1999, at which time the position was eliminated. The Company has therefore agreed that "Good Reason" under the Ciepcielinski Agreement would occur upon any termination by Mr. Ciepcielinski of his employment with the Company at any time upon 90 days written notice to the Company. Mr. Ciepcielinski shall participate in the Incentive Plan and in 2000 is eligible to receive an annual bonus 17.5% to 140% of his base salary based on the performance of the Company. As of March 31, 2000, if (i) Mr. Ciepcielinski's employment had been terminated without "Cause" or Mr. Ciepcielinski resigned for "Good Reason" or (ii) if Mr. Ciepcielinski's employment had been terminated upon a "Change in Control," payments under the Ciepcielinski Agreement would have been $641,625 and $789,125, respectively.

     Bailey Agreement. The Company is party to an agreement with Mr. Bailey dated October 1, 1999, which provides for his service as Chairman of the Board of Directors for a one-year period from October 1, 1999 through September 30, 2000 (the "Term"). Beginning October 1, 1999 and for the remainder of the Term, Mr. Bailey is entitled to be paid a salary at the annual rate of $200,000.

     Ardizzone Agreement. The Company is party to an agreement with Mr. Ardizzone dated February 15, 1999 (the "Ardizzone Agreement"), which provided for his service as President and Chief Executive Officer of the Company until June 18, 1999 (the ("Termination Date"). At the Termination Date in accordance with the Ardizzone Agreement, Mr. Ardizzone was paid $150,000 for his service as President and Chief Executive Officer. Additionally, Mr. Ardizzone was entitled to be paid at the rate of $150,000 per year paid quarterly in arrears which continued as long as he was either President and Chief Executive Officer or the Chairman of the Board. Mr. Ardizzone resigned as Chairman effective September 30, 1999. Additionally, the Ardizzone Agreement entitles Mr. Ardizzone and his spouse to participate in the Company's retiree medical plan at no cost for the remainder of their lives.

     Executive Severance Benefit Agreements. The Company is party to an agreement with Mr. Ellison (the "Ellison Agreement"), dated May 21, 1997 which entitles Mr. Ellison to certain benefits if a "Change in Control" occurs and if Mr. Ellison's employment is terminated within three years after the "Change in Control" for any reason other than for Mr. Ellison's (i) death; (ii) disability; (iii) retirement; (iv) termination for "Cause" as defined in the Ellison Agreement; or (v) voluntary termination other than for "Good Reason" as defined in the Ellison Agreement.

     The definition of "Change in Control" is similar to that under the Ciepcielinski Agreement above. In the event of such termination, the Company shall pay Mr. Ellison a lump sum equal to (i) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the "Change in Control" date and (ii) a pro rata share of any bonus in which Mr. Ellison participates for the fiscal year in which such termination occurs.

     Additionally, the Company is a party to Executive Severance Benefit Agreements between the Company and individually with Mr. Neuburger (dated January 14, 1999) and Mr. Edwards (dated February 3, 2000), which are identical in all material respects to the Ellison Agreement.


Compensation Committee Interlocks and Insider Participation

     During fiscal 1999, Messrs. Gilson, Kelbley and Pritzker served on the Compensation Committee and Messrs. Bates and Sibley served on the Plan Administration Committee. None of such Persons has ever been an officer or employee of the Company.


Report of the Compensation and Plan Administration Committees on Executive Compensation

     The Company's Board of Directors approves all compensation decisions (other than with respect to stock options) with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, excluding the Company's Long-Term Incentive Plan (the "1991 Plan") and the 1996 Incentive Stock Plan (the "1996 Plan"), as well as the overall monitoring of those programs. The Plan Administration Committee is responsible for administering the 1996 Plan and the 1991 Plan. The Company's compensation philosophy and executive compensation programs are discussed in this report.

     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

     The Company also believes that a significant percentage of an executive officer's cash compensation, consisting of salary and bonus, should be based in 2000 on performance ranked in the following order for executive officers: (i) Company performance and (ii) individual performance.

     The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     Executive Compensation Program. The Company's compensation program consists of base salary, annual incentive bonus (paid in cash) and long-term incentives, generally in the form of options to purchase Common Stock.

      Base Salary. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation Committee considers relative levels of responsibility, individual and Company performance and cost of living increases.

      Annual Incentive Compensation. During 1999, executive officers participated in management by objective cash bonus programs. The goal of these programs is to motivate and provide incentive to the key managers of the Company to maximize profits. The cash bonus programs for 1999 provide for a payment of cash awards (i) to corporate executive officers except Messrs. Bailey, Ardizzone and Doggett based 70% on the Company's target earnings for 1999 and 30% on active employment as of December 31, 1999 and
   (ii) to operating executive officers except Mr. Zoufonoun (see below) based 50% on the individual's business segment target earnings, 20% on the Company's target earnings and 30% on active employment as of December 31, 1999. During 1999, Messrs. Bailey and Ardizzone were not eligible to participate in the management by objective bonus program. Under the management by objective program, Mr. Doggett was eligible to be paid a cash award equal to 75% of his 1999 base salary (prorated) based (i) 50% on Company operating results for the second half of 1999 (ii) and the achievement of certain strategic initiatives. If 100% of the 1999 Company's target earnings is reached and the individual is actively employed as of December 31, 1999, the potential bonuses would range from 30% to 70% of each corporate executive officer's annual base salary, except for Messrs. Ardizzone, Bailey and Doggett. If 100% of the 1999 Company's target earnings and the individual's business segment target earnings are reached and the individual is actively employed as of December 31, 1999, the potential bonuses would range from 60% to 70% of each operating executive officer's annual base salary. The range of the bonus percentages for the executive officers may be higher if more than 100% of such target results are reached. The bonus payout percentage of each corporate executive officer's annual base salary varies proportionately as a result of the Company achieving various levels of target results earnings established by the Board of Directors. The bonus payout percentage of each operating executive officer's annual base salary varies proportionately as a result of the Company achieving various levels of target earnings and also varies proportionately as a result of the individual's business segment achieving various levels of business segment target earnings established by the Board of Directors. The cash awards based on the individual being actively employed are not subject to the Company's target earnings or business segment target earnings, but may increase in 1999 if the Company exceeds 100% of target earnings.

      Mr. Zoufonoun participated in an incentive bonus program established for the Western Multiplex Group of GEI (the "MUX Plan") which provided for quarterly cash awards based on the quarterly target earnings of this business segment. If 100% of the 1999 target earnings under the MUX Plan is reached, the potential bonus for Mr. Zoufonoun would be 60% of his annual base salary. The bonus percentages may be higher if more than 100% of such target earnings are reached.

      Chief Executive Officer Compensation. Messrs. Doggett and Ardizzone served as Chief Executive Officer in 1999. In accordance with the Doggett Agreement, Mr. Doggett was eligible to participate in the Company's incentive bonus program in 1999, and earned $227,700 based on the operating performance of the Company during the second half of 1999 and the achievement of certain strategic initiatives.

      Long-Term Incentives. In May 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (i) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company's stockholders, and by providing participants with an incentive for outstanding performance and
   (ii) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

      Under the 1996 Plan, the Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, stock appreciation rights, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Plan Administration Committee considers the executive officer's level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer's other compensation components.

     Section 162 (m). The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation."

     Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options can cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision. In May 1994, the Company's stockholders approved an amendment to the terms of the 1991 Plan so that, among other things, awards from that date under the 1991 Plan qualified as "performance-based compensation." Under the terms of the 1996 Plan, awards may qualify as "performance-based compensation."

     This report is submitted by the Compensation Committee and the Plan Administration Committee which currently consists of the following members:

Compensation Committee         Plan Administration Committee
----------------------------- ------------------------------

  Peter W. Gilson, Chairman   Donald S. Bates, Chairman
  Stephen P. Kelbley          Horace H. Sibley
  Anthony N. Pritzker

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on December 31, 1994 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Communication Equipment Manufacturers Index at the end of each fiscal year through 1999. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

[BAR CHART APPEARS HERE]
                          Indexed/Cumulative Returns

  Company/
Index Name      1994     1995     1996     1997     1998      1999
------------   ------   ------   ------   ------   ------   -------
Glenayre        $100     $243     $126     $ 58     $ 26     $ 66
S&P 500          100      138      169      226      290      351
S&P CEMI         100      150      175      228      402      883

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1998, the Company extended bridge loans to Mr. Zoufonoun, President and General Manager of the Western Multiplex Group of GEI ("MUX"), with principal amounts totaling $100,000 (the "Notes"). The principal sum of the Notes did not bear interest and was paid back to the Company on November 1, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     To the Company's knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 1999 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

                    AMENDMENT TO 1996 INCENTIVE STOCK PLAN
     The Company maintains the Glenayre 1996 Incentive Stock Plan (the "1996 Plan"). In March 2000, the Board of Directors adopted an amendment to the 1996 Plan that would increase by 2,500,000 (approximately 3.9% of the current outstanding Common Stock) the number of shares of Common Stock available under the 1996 Plan for the grant of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares (the "1996 Plan Amendment"). The 1996 Plan Amendment will be effective upon approval by the stockholders. If the 1996 Plan Amendment is not approved by stockholders, the 1996 Plan will continue in effect without the additional number of available shares and under its current terms.

     As of March 31, 2000, awards outstanding or previously exercised under the 1996 Plan covered a total of approximately 4,665,000 shares of Common Stock and 485,000 shares remain available for grant.

     The Board of Directors believes that the proposed increase in the number of shares available for issuance under the 1996 Plan is necessary in order for the Company to attract, motivate and retain key employees, other key persons and non-employee directors with the desired experience and ability and to further enhance their identity of interest with the interest of the Company's stockholders. The Board of Directors also believes the availability of awards under the 1996 Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified key employees in both management and non-management positions, other key persons and non-employee directors. The Company anticipates that the proposed increase in the number of shares available for issuance under the 1996 Plan will be awarded ratably over the next two to three years.

     Under the 1996 Plan, as adopted on May 22, 1996 and amended on May 21, 1998 by the Company's stockholders, 4,400,000 shares of Common Stock were authorized for issuance in connection with the grant of stock options, SARs, restricted stock and performance shares to eligible participants. Participation under the 1996 Plan is limited to key employees, other key persons and non-employee directors of the Company. On May 25, 1999, the Company's stockholders amended the 1996 Plan to increase the number of shares available under the 1996 Plan by 750,000 shares limited to specified key employees hired after March 1, 1999. In December 1998, the Board of Directors of Glenayre also amended the 1996 Plan to provide that the exercise price on outstanding options would not be reduced or repriced without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented at a meeting and entitled to vote. An amendment to this provision will require the same stockholder vote.

     The 1996 Plan is administered by the Plan Administration Committee of the Board of Directors (the "Committee"). In addition to the general administration of the 1996 Plan, the Committee selects the key employees and other key persons to receive awards from time to time in such form and amounts as it determines and with such limitations, restrictions or conditions as it deems appropriate. Key employees and other key persons providing services to the Company or a subsidiary eligible to participate in the 1996 Plan are those employees who occupy managerial or other important positions who have or are expected to make important contributions to the business of the Company or a subsidiary, as determined by the Committee. Approximately 350 employees are expected to be eligible to participate in the 1996 Plan in 2000. Non-employee directors, who are only eligible to receive formula grants of nonqualified stock options, are those directors who are not employees of the Company or any subsidiary on the date of grant of an award. There are currently eight non-employee directors, including Messrs. Ardizzone, Bates, Hurley, Kelbley, Gilson, Sibley, Israel and Pritzker, that are eligible to participate in the 1996 Plan.

     Awards of Stock Options and SARs. The 1996 Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Committee as of the date of grant. For stock option awards intended to qualify as

"performance-based compensation" under Section 162(m) of the Code ("Section 162(m)") or as incentive stock options (described below), the option price will not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. The fair market value of the Common Stock on March 31, 2000, was $17.563 per share. The 1996 Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).

     Awards to key employees and key persons of options under the 1996 Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Committee. The terms and conditions of each such option and of any SAR are to be determined by the Committee at the time of grant. Options and SARs granted under the 1996 Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment.

     Other Awards. The 1996 Plan also provides for the issuance of shares of restricted stock and performance shares on such terms and conditions as are determined from time to time by the Committee. The award agreement with the participant will set forth the terms of any such award, including the applicable restrictions, specified performance goals or any other conditions deemed appropriate by the Committee. The value of a performance share will equal the fair market value of a share of Common Stock. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned performance shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement, but shall not have voting rights.

     Award of Stock Options to Non-Employee Directors. The 1996 Plan provides for the automatic grant of a nonqualified option to purchase 30,000 shares of Common Stock to (i) each non-employee director who is first elected a director after April 18, 1997; (ii) each non-employee director who first becomes a non-employee director after April 18, 1997 and who was an employee director immediately prior to becoming a non-employee director; and (iii) each non-employee director who was a non-employee director on April 18, 1997 and who had not been awarded an automatic grant under the 1996 Plan in 1997. Each non-employee director shall be granted an additional nonqualified stock option to purchase 30,000 shares of Common Stock on each third anniversary thereafter if he or she is then a non-employee director. The option price shall be equal to the fair market value of the Common Stock on the date of the grant. Options granted to a non-employee director are subject to a two-year vesting schedule with one-third vesting upon grant and the remainder vesting equally on each anniversary date of grant. The options will expire not more than ten years from the date of grant. Upon the exercise of an option, or any portion thereof, the exercise price must be paid either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash. Options granted to non-employee directors may not be transferred, assigned or otherwise alienated other than by will or the laws of descent and distribution.

     Section 162(m). Because stock options and SARs granted under the 1996 Plan that are intended to qualify as "performance-based compensation" under Section 162(m) must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of such stock options and SARs should be treated as "performance-based compensation" for Section 162(m) purposes.

     Change in Control. The 1996 Plan provides that in the event of a change in control of the Company, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of restricted stock and performance shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

     Amendment and Termination of the 1996 Plan. The Board of Directors has the power to amend, modify or terminate the 1996 Plan on a prospective basis. Stockholder approval will be required for any change to the material terms of the 1996 Plan to the extent required by Section 162(m) of the Code or Section 16(b) under the Securities Exchange Act of 1934, or to the extent deemed appropriate.

     Federal Income Tax Treatment, Incentive Stock Options. Incentive stock options ("ISOs") granted under the 1996 Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise,
(iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     Federal Income Tax Treatment, Nonqualified Stock Options. With respect to nonqualified stock options ("NQSOs") granted to optionees under the 1996 Plan,
(i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

     Stockholder Approval. Approval of a stock option plan amendment that increases the number of shares available for issuance pursuant to stock options is no longer required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, approval of the 1996 Plan Amendment is being sought in accordance with the requirements of the Nasdaq Stock Market and Section 162(m) of the Code.

     The Board recommends a vote FOR approval of the 1996 Plan Amendment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 1996 Plan Amendment. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be counted for this purpose.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2000. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2000, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2001 must be received in writing by the Secretary of the Company no later than December 8, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than those set forth in the Notice. However, if any other matters do come before the 2000 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                                                      APPENDIX A


                          GLENAYRE TECHNOLOGIES, INC.


      5935 Carnegie Boulevard, Suite 300, Charlotte, North Carolina 28209 Proxy Solicited by and on Behalf of the Board of Directors of Glenayre Technologies, Inc.


     The undersigned hereby appoints Clarke H. Bailey and Eric L. Doggett and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 31, 2000 at the 2000 Annual Meeting of Stockholders to be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211 on May 11, 2000 at 11:00 a.m., local time, and at any adjournment(s) thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

     Receipt of the Notice of the 2000 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.


                         (To Be Signed on Reverse Side)

A [X]       Please mark your
            votes as in this
            example using
            dark ink only.


                                                    WITHHOLD     To withhold authority for any
                                            FOR     AUTHORITY    individual nominee strike a line
1. ELECTION OF                                                   through the nominee's
  DIRECTORS.                                                     name: Clarke H. Bailey
                                            [ ]        [ ]       Donald S. Bates
                                                                 Peter W. Gilson
                                                                 Thomas C. Israel
FOR ALL NOMINEES LISTED
(except as marked to the contrary)
WITHHOLD AUTHORITY to vote for all nominees
listed



2. AN AMENDMENT TO THE COMPANY'S 1996 INCENTIVE STOCK PLAN TO INCREASE THE         FOR     AGAINST   ABSTAIN
    NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FROM 5,150,000 TO 7,650,000.       [ ]       [ ]       [ ]


3. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT         [ ]       [ ]       [ ]
    AUDITORS OF THE COMPANY.


4. IN THEIR DISCRETION, THE PROXIES EACH ARE AUTHORIZED TO VOTE UPON SUCH OTHER
    BUSINESS AS MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING AND AT ANY
    ADJOURNMENT(S) THEREOF.


Dated:________________, 2000   __________________________         _______________________________________
                               (Signature of Stockholder)         (Signature of Joint Stockholder, if any)

IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. Please check box if you intend to be present at the meeting: [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                      APPENDIX B

                                    AMENDMENT
                                       TO
                       GLENAYRE 1996 INCENTIVE STOCK PLAN


Glenayre Technologies, Inc. (the "Company") has previously established an incentive compensation plan known as the "Glenayre 1996 Incentive Stock Plan" (the "Plan"). The purpose of this Amendment is to increase the number of Shares reserved for grants of Awards under the Plan, subject to the approval of the stockholders of the Company at the Annual Meeting of Stockholders to be held on May 11, 2000. Whenever used in this Amendment, capitalized terms used shall have the same meaning as when used in the Plan.



ARTICLE 1. AMENDMENTS TO PLAN

   1.1 AMENDMENT TO ARTICLE 2. Article 2 of the Plan is hereby amended by adding Section 2.37 as follows:

         2.37 "THIRD EFFECTIVE AMENDMENT DATE" means that date on which the stockholders of the Company approve the amendment to the Plan to increase the number of Shares for grants of Awards under the Plan by an additional 2,500,000 Shares.

   1.2 AMENDMENT TO ARTICLE 4. Section 4.1 of the Plan is amended by adding the following sentence immediately after the third sentence of Section 4.1:

         Beginning on the Third Effective Amendment Date, there is hereby reserved for grants of Awards under the Plan an additional 2,500,000 Shares.


ARTICLE 2.  EFFECT OF AMENDMENT.

   2.2 Except as expressly amended by this Amendment, the Plan shall continue in full force and effect.